EXHIBIT 99.1

ASSOCIATED ESTATES REALTY CORPORATION

1st QUARTER EARNINGS

For more information regarding the content For Immediate Release of this news release, please contact:

Michael Lawson

(216-797-8798

Kim Kanary News Release No.: 07-11

216-797-8752 Release Date: April 26, 2007

ASSOCIATED ESTATES REALTY CORPORATION REPORTS FIRST QUARTER RESULTS

Robust growth in same community NOI and FFO

Cleveland, Ohio - April 26, 2007 - Associated Estates Realty Corporation (NYSE: AEC) today reported a net loss applicable to common shares of $812,000 or $0.05 per common share (basic and diluted), for the first quarter ended March 31, 2007, compared with a net loss applicable to common shares of $8.9 million or $0.51 per common share (basic and diluted), for the first quarter ended March 31, 2006.

Funds from operations (FFO) for the quarter were $0.14 per common share (basic and diluted), compared with a negative $0.02 per common share (basic and diluted) for the first quarter ended March 31, 2006. The results for the first quarter of 2007 include $2.7 million in defeasance/prepayment costs associated with the prepayment of $30.9 million in debt. Excluding defeasance/prepayment costs, FFO for the first quarter of 2007 would have been $0.29 per common share (basic and diluted), compared to $0.19 per common share over the same period in 2006, an increase of 52.6 percent.

The increase in FFO for the quarter ended March 31, 2007 was positively impacted by improved property operating results and insurance premium refunds attributable to a favorable loss experience under the Company's self-insured retention property plan, which amounted to $629,000 or approximately $0.04 per share.

Commenting on the Company's results, John Shannon, senior vice president of operations, said, "Our favorable performance in the quarter is reflective of the fact that we have the right people in place to take advantage of the improving market fundamentals in the Midwest and the continued strength in our Atlanta, Metro DC and Florida sub-markets."

A reconciliation of net (loss) income applicable to common shares to FFO is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8K.

Total revenue for the quarter was $37.2 million compared with $35.7 million for the first quarter of 2006, an increase of 4.2 percent.

Same Community (Market-Rate) Portfolio Results

Revenues for the quarter from the Company's same community portfolio were up 4.9 percent, and total property operating expenses for the same community portfolio decreased 0.9 percent, resulting in a 10.3 percent increase in net operating income (NOI), compared with the first quarter of 2006. Physical occupancy was 95.5 percent at the end of the first quarter of 2007 compared with 94.9 percent at the end of the first quarter of 2006.

For the first quarter, the average net collected rent per unit for the same community properties increased 5.0 percent to $776 per month, compared with the first quarter of 2006. Net collected rent per unit for the Company's same community Midwest portfolio grew 5.3 percent, while net collected rent per unit for the Company's same community properties in the Mid-Atlantic/Southeast markets grew 4.4 percent.

ASSOCIATED ESTATES REALTY CORPORATION 1st QUARTER EARNINGS

Additional quarterly financial information, including performance by region for the Company's portfolio, is included in the Company's supplemental fact booklet, which is available on the "Investor Relations" section of the Company's web site at www.aecrealty.com, or by clicking on the following link: http://ir.aecrealty.com/results.cfm.

Dispositions

During the quarter, the Company sold a 120-unit property, located in Mayfield Heights, Ohio, which completed its exit from the congregate care business. The Company said it still expects to sell between $50 million and $75 million of assets during 2007.

Outlook

The Company has reaffirmed its current FFO guidance for the year 2007 of $1.08 to $1.12 per share, excluding defeasance and other prepayment costs. Assumptions relating to the Company's earnings guidance can be found on page 19 of the supplemental fact book.

Conference Call

A conference call to discuss the results will be held today, Thursday, April 26, at 2:00 p.m. Eastern. To participate in the call:

Via Telephone: The dial in number is 800-909-5202, and the passcode is "Estates."

Via the Internet (listen only): Access the Investor Relations page on the Company's website at www.aecrealty.com. Please log on at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. Select the "Live Webcast" link at the top of the page and follow the brief instructions to register for the event. The webcast will be archived through May 10, 2007.

Company Profile

Associated Estates Realty Corporation is a real estate investment trust ("REIT"), headquartered in Richmond Heights, Ohio, a suburb of Cleveland. The Company directly or indirectly owns, manages or is a joint venture partner in 99 multifamily properties containing a total of 20,650 units located in nine states. For more information about the Company, please visit its website at: www.aecrealty.com.

FFO is a non-Generally Accepted Accounting Principle (GAAP) financial measure. The Company generally considers FFO to be a useful measure for reviewing the comparative operating and financial performance of the Company because FFO can help one compare the operating performance of a company's real estate between periods or as compared to different REITs. A reconciliation of net (loss) income applicable to common shares to FFO is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8K.

ASSOCIATED ESTATES REALTY CORPORATION 1st QUARTER EARNINGS

Safe Harbor Statement

This news release contains forward-looking statements based on current judgments and knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected, including but not limited to, expectations regarding the Company's 2007 performance, which are based on certain assumptions. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expects," "projects," "believes," "plans," "anticipates," and similar expressions are intended to identify forward-looking statements. Investors are cautioned that the Company's forward-looking statements involve risks and uncertainty, that could cause actual results to differ from estimates or projections contained in these forward-looking statements, including without limitation the following: changes in the economic climate in the markets in which the Company owns and manages properties, including interest rates, the ability of the Company to consummate the sale of properties pursuant to its current plan, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors; the ability of the Company to refinance debt on favorable terms at maturity; the ability of the Company to defease or prepay debt pursuant to its current plan; risks of a lessening of demand for the multifamily units owned or managed by the Company; competition from other available multifamily units and changes in market rental rates; increases in property and liability insurance costs; unanticipated increases in real estate taxes and other operating expenses (e.g., cleaning, utilities, repair and maintenance costs, insurance and administrative costs, security, landscaping, staffing and other general costs); weather conditions that adversely affect operating expenses; expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, and real estate tax valuation reassessments or millage rate increases; inability of the Company to control operating expenses or achieve increases in revenue; the results of litigation filed or to be filed against the Company; changes in tax legislation; risks of personal injury claims and property damage related to mold claims because of diminished insurance coverage; catastrophic property damage losses that are not covered by the Company's insurance; risks associated with property acquisitions such as environmental liabilities, among others; changes in government regulations affecting properties, the rents of which are subsidized and certain aspects of which are regulated by the United States Department of Housing and Urban Development ("HUD") and other properties owned by the Company; inability to renew current contracts with HUD for rent subsidized properties at existing rents; changes in or termination of contracts relating to third party management and advisory business; risks related to the Company's joint ventures; risks related to the perception of residents and prospective residents as to the attractiveness, convenience and safety of the Company's properties or the neighborhoods in which they are located; and the Company's ability to acquire properties at prices consistent with our investment criteria.

ASSOCIATED ESTATES REALTY CORPORATION 1st QUARTER EARNINGS
ASSOCIATED ESTATES REALTY CORPORATION
Financial Highlights
(in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2007	2006
Total revenue	$ 37,165	$ 35,692
Net income (loss)	450	(7,623)

Net (loss) income applicable to common shares (1)	(812)	(8,885)

Add: Depreciation - real estate assets	7,449	7,886
Depreciation - real estate assets - joint ventures	242	240
Amortization of joint venture deferred costs	9	9
Amortization of intangible assets	9	440
Less: Gain on disposition of properties	(4,561)	-

Funds from operations (FFO) (2)	2,336	(310)

Funds from operations (FFO) adjusted for defeasance costs,
and/or other prepayment costs (3)	4,999	3,249

Add: Depreciation - other assets	304	363
Depreciation - other assets - joint ventures	47	44
Amortization of deferred financing fees	235	281
Amortization of deferred financing fees - joint ventures	12	12
Less: Fixed asset additions	(979)	(1,272)
Fixed asset additions - joint ventures	(19)	(22)
Funds available for distribution (FAD) (4)	$ 4,599	$ 2,655

Per share:
Net (loss) income applicable to common shares - basic and diluted (1)	$ (0.05)	$ (0.51)
Funds from operations - basic and diluted (2)	$ 0.14	$ (0.02)
- adjusted for defeasance costs, and/or
other prepayment costs (3)	$ 0.29	$ 0.19
Dividends per share	$ 0.17	$ 0.17
Weighted average shares outstanding - basic and diluted	17,109	17,283

(1) After dividends of $1,262 and $1,262, equivalent to $0.07 and $0.07 per common share, respectively.

(2) The Company defines funds from operations (FFO) as the inclusion of all operating results, both recurring and non-recurring, except those results defined as "extraordinary items" under generally accepted accounting principles (GAAP), adjusted for depreciation on real estate assets and amortization of intangible assets and gains and losses from the disposition of properties and land. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. The Company generally considers FFO to be a useful measure for reviewing the comparative operating and financial performance of the Company because FFO can help one compare the operating performance of a company's real estate between periods or as compared to different REITs. It should be noted, however, that certain other real estate companies may define FFO in a different manner.

ASSOCIATED ESTATES REALTY CORPORATION 1st QUARTER EARNINGS

(3) The Company defines FFO excluding defeasance costs and other prepayment costs as FFO, as defined above, plus the add back of defeasance costs and other prepayment costs of $2,663,000 for the quarter ended March 31, 2007 and defeasance costs and other prepayment costs of $3,559,000 for the quarter ended March 31, 2006. In accordance with GAAP, these prepayment costs are included as interest expense in the Company's Consolidated Statement of Operations. These costs are the costs associated with the defeasance (prepayment) of two and four loans, respectively. The Company is providing this calculation as an alternative FFO calculation as it considers it a more appropriate measure of comparing the operating performance of a company's real estate between periods or as compared to different REITs.

(4) The Company defines FAD as FFO plus depreciation other and amortization of deferred financing fees less recurring fixed asset additions. Fixed asset additions exclude development, investment, revenue enhancing and non-recurring capital additions. Adjustments for joint ventures are calculated to reflect FAD on the same basis. The Company considers FAD to be an appropriate supplemental measure of the performance of an equity REIT because, like FFO, it captures real estate performance by excluding gains or losses from the disposition of properties and land and depreciation on real estate assets and amortization of intangible assets. Unlike FFO, FAD also reflects that recurring capital expenditures are necessary to maintain the associated real estate.

The full text and supplemental schedules of this press release are available on AEC's website at www.aecrealty.com. To receive a copy of the results by mail or fax, please contact Investor Relations at 1-800-440-2372, ext. 8752. For more information, access the Investor Relations "News" section of www.aecrealty.com.